For Immediate Release

XFONE 018 Signs Agreement in Principle to Acquire Majority Interest in Tadiran Telecom - Communication Services In Israel LP

-       Acquisition Will Position XFONE 018 to Provide Local and International Telecom Services to Israeli Business Market -

- Tadiran Telecom Unaudited Annualized Revenues for 2007
NIS 98.5 Million (approximately $24 Million) -

Jackson, MS – March 18, 2008 – XFONE, Inc. (AMEX and TASE: XFN) announced that its Israeli-based, majority-owned subsidiary, Xfone 018 Ltd., has signed an Agreement in Principle to acquire a majority stake in Tadiran Telecom - Communication Services In Israel LP ("Tadiran Telecom").  Tadiran Telecom provides distribution, maintenance, assistance services and sales of switchboards and telecom equipment for the business community in Israel.

The Agreement in Principle is for the purchase of the majority interest of Tadiran Telecom from Tiv Taam Holdings 1 Ltd. for approximately $12.8 million. Based on unaudited financial reports for the period ended September 30, 2007, Tadiran Telecom's annualized revenues are approximately $24 million.  With the addition of Tadiran Telecom, on an unaudited pro forma combined basis, the annual revenues run rate for the combined company would exceed $130 million with an anticipated positive effect on the combined EBITDA.

Tadiran Telecom offers a portfolio of equipment and sophisticated systems that address a full range of business communications needs while also providing scalability to support client growth.  In November 2007, Xfone 018 received a preliminary license to provide local telephone service utilizing Voice over Broadband (VoB) technology.  Management believes that this license, combined with Tadiran Telecom’s broad and quality base of large and medium-size business customers, positions Xfone 018 favorably to gain share of the country’s local telecom market.

Guy Nissenson, XFONE’s President and CEO, commented, “In addition to being an exceptional stand-alone business, Tadiran Telecom provides us with a strategic foothold into a significant portion of the medium to large-size business customers in Israel.  XFONE 018, our Israeli-based majority-owned subsidiary, has grown its international long distance business to profitability in a short period of time and this acquisition gives XFONE 018 the unique opportunity to offer local and international services to Tadiran Telecom’s installed base of customers.”

He continued, “This acquisition will transform the scale of our operations in Israel and creates an exciting growth platform for our business.  Tadiran Telecom has solid EBITDA margins consistent with XFONE’s operating goals.  This acquisition, similar to our recently consummated acquisition of Texas-based NTS Communications, demonstrates our continued focus on organic growth and strategic acquisitions in order to generate profits and enhance shareholder value.”

The Company intends to finance the acquisition primarily through of the use of debt.

The completion of the acquisition is subject to due diligence and regulatory approvals and there can be no assurance that it will be consummated.  Further details concerning the Agreement in Principle can be found in the Current Report on Form-8K filed with the SEC on March 17, 2008.

About XFONE, Inc.

A U.S.-domiciled corporation, XFONE, Inc. is an international voice, video and data communications services provider with operations in the United States, the United Kingdom and Israel that offers a wide range of services, which include: local, long distance and international telephony services; video; prepaid and postpaid calling cards; cellular services; Internet services; messaging services (Email/Fax Broadcast, Email2Fax and Cyber-Number); and reselling opportunities.  The Company serves customers worldwide. For the Company’s website, please visit: www.xfone.com

This press release contains forward-looking statements. The words or phrases "should," "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." The Company's financial results reflected above should not be construed by any means as representative of the current or future value of its common stock. All information set forth in this press release, except historical and factual information, represents forward-looking statements. This includes all statements about the Company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include issues related to rapidly changing technology and evolving standards in the industries in which the Company and its subsidiaries operate; the ability to obtain sufficient funding to continue operations, maintain adequate cash flow, profitably exploit new business, and license and sign new agreements; the unpredictable nature of consumer preferences; and other factors set forth in the Company's most recently filed annual report and registration statement. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks and uncertainties described in other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.

Contact Details:

U.S. IR Contact
John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: 1.203.972.9200.
E-mail: jnesbett@institutionalms.com
Xfone Contact
Niv Krikov
Chief Financial Officer
Phone: + 972.39254446 (Israel)
E-mail: niv@xfone.com
Israel IR Contact Zvi Rabin Kwan Communications Tel: +972.50.560.0140 (Israel) E-mail: zvi@kwan.co.il